Filed Pursuant to Rule 424(b)(3)
Registration No. 333-298951

PROSPECTUS

INTELLIGENT BIO SOLUTIONS INC.

6,211,809 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 6,211,809 shares of our common stock, par value $0.01 per share (“common stock”).

The 6,211,809 shares of common stock offered for resale by the Selling Stockholders named in this prospectus are issuable upon exercise of warrants acquired in a private placement transaction (the “September Private Placement”), pursuant to (i) a securities purchase agreement between us and an investor identified as a Selling Stockholder herein (the “Purchase Agreement”) and (ii) a placement agency agreement between us and Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Placement Agent”) (the “Placement Agency Agreement”), each dated August 31, 2026. These shares consist of: (i) 2,036,659 shares issuable upon exercise of Series M Pre-Funded Warrants to purchase common stock (the “Series M Pre-Funded Warrants”) issued at closing under the Purchase Agreement in lieu of shares of common stock and held by the investor; (ii) 2,036,659 shares issuable upon exercise of Series N-1 Common Stock Purchase Warrants (the “Series N-1 Warrants”) held by the investor; (iii) 2,036,659 shares issuable upon exercise of Series N-2 Common Stock Purchase Warrants (the “Series N-2 Warrants”) held by the investor; and (iv) 101,832 shares issuable upon exercise of common stock purchase warrants issued to the Placement Agent or its designees (the “Placement Agent Warrants”). The Series M Pre-Funded Warrants, the Series N-1 Warrants, and the Placement Agent Warrants are exercisable immediately upon issuance. The Series N-2 Warrants are exercisable on and after the date on which the Company obtains stockholder approval (the “Stockholder Approval”) as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity) with respect to the issuance of the underlying shares. The Company has agreed to hold an annual or special meeting of stockholders on or prior to December 31, 2026 to obtain the Stockholder Approval. The Series M Pre-Funded Warrants, the Series N-1 Warrants, the Series N-2 Warrants, and the Placement Agent Warrants are referred to collectively herein as the “Warrants”.

We are registering the shares of common stock issuable upon exercise of the Warrants on behalf of the Selling Stockholders, to be offered and sold by the Selling Stockholders from time to time. See “Prospectus Summary – Private Placement of Shares of Common Stock and Warrants” for additional information regarding the September Private Placement, the Warrants, the Purchase Agreement and the Placement Agency Agreement.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the Selling Stockholders of such shares. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants. We intend to use those proceeds, if any, for working capital and general corporate purposes.

Sales of the shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The Selling Stockholders may sell shares directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the shares, or both. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their shares of common stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the Selling Stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution” on page 12. We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. Each Selling Stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of its shares.

Our common stock is listed on the Nasdaq Capital Market and traded under the symbol “INBS.” On September 22, 2026, the closing price of our common stock, as reported on the Nasdaq Capital Market, was $1.80 per share. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Warrants on any national securities exchange.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 6 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under “Risk Factors” beginning on page 6 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “INBS,” the “Company” and similar designations refer to Intelligent Bio Solutions Inc., unless otherwise indicated or as the context otherwise requires.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Overview of our Company

Intelligent Bio Solutions Inc. and its wholly owned Delaware subsidiary, GBS Operations Inc., were each formed on December 5, 2016, under the laws of the state of Delaware. Our Australian subsidiary, Intelligent Bio Solutions (APAC) Pty Ltd, was formed on August 4, 2016, under the laws of New South Wales, Australia. On October 4, 2022, INBS acquired Intelligent Fingerprinting Limited (“IFP”), a company registered in England and Wales. Our headquarters are in New York City.

Intelligent Bio Solutions Inc. is a medical technology company focused on developing and delivering intelligent, rapid, non-invasive testing and screening solutions. We operate globally with the objective of providing innovative and accessible solutions that improve the quality of life.

Our Testing Platforms

Intelligent Fingerprinting Platform: The Company’s current active product is the Intelligent Fingerprinting Platform, a proprietary portable system that analyzes fingerprint sweat using a single-use cartridge and a handheld reader. The flagship product from this platform, which is commercially available in certain countries outside of the United States, is the Intelligent Fingerprinting Drug Screening System (the “IFP System” or “IFP Products”). The IFP System is a non-invasive, fingerprint sweat-based diagnostic screening product designed to detect drugs of abuse, including opiates, cocaine, methamphetamine, benzodiazepines, cannabis, methadone, and buprenorphine. The IFP System comprises a small, tamper-evident drug screening cartridge onto which ten fingerprint sweat samples are collected in under one minute, and a portable Intelligent Fingerprinting DSR-Plus analysis unit (the “IFP Reader”) that provides on-screen results in under ten minutes. Samples collected with a confirmatory kit may also be sent to a third-party laboratory service provider for confirmation testing. Customers include organizations in safety-critical industries such as construction, transportation and logistics, mining, manufacturing, and engineering, as well as drug treatment organizations in the rehabilitation sector and judicial organizations.

We plan to bring the IFP System to new markets and grow within existing markets concentrating on:

●	increasing market share across the United Kingdom and mainland Europe;
●	expanding sales and distribution throughout Australia, New Zealand and other countries in the Asia Pacific Region (“APAC Region”), and establishing the infrastructure and satisfying the regulatory requirements needed to do so;
●	continuing to work to gather additional supporting data to strengthen the Company’s new 510(k) submission to the United States Food and Drug Administration (“FDA”);
●	initiating research aimed at broadening the capabilities of the IFP System to test for additional drugs and indications, facilitating the expansion of the platform into point-of-care medical testing;
●	expanding the IFP System into new customer segments, including major sporting organizations, law enforcement, and commercial airlines; and
●	developing a strategic network of distributors with established customer bases throughout the APAC Region, Europe and North America to distribute the IFP Products.

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Biosensor Platform: Under the terms of an Amended and Restated License Agreement dated September 12, 2019 (the “BPT License Agreement”), between the Company and Life Science Biosensor Diagnostics Pty Ltd (“LSBD” or “Licensor”), the Company held an exclusive license in the APAC Region to certain of the Licensor’s proprietary intellectual property rights (the “LSBD IP”), which includes the Licensor’s biosensor technology (the “Biosensor IP”) used in the biosensor platform we refer to as the Biosensor Platform Technology (“BPT”), or simply the “Biosensor Platform”. This platform consists of a small, printable modified organic thin-film transistor strip designed to detect multiple biological analytes by substituting the top enzyme layer of the biosensor to suit each analyte. We refer to products that use the BPT as the “Licensed Products”. This platform technology has the potential to develop a range of Point of Care Tests. We understand that following the commencement of the liquidation of LSBD on July 21, 2023, the LSBD IP we licensed from LSBD, which includes the Biosensor IP, has reverted back to the University of Newcastle. Following our discussions with the University of Newcastle, it is our understanding that the University of Newcastle cannot finalize licensing of the Biosensor IP until the liquidation, by virtue of the status of LSBD being under external administration, is completed. As of the date of this prospectus, the ASIC database maintained by the Australian Securities and Investments Commission (ASIC) indicates that LSBD (Australian Company Number 613 279 771) is under the status of a company being under external administration. We do not know the timeline for when LSBD’s liquidation will be complete or when LSBD’s status will change, and accordingly, we do not expect any updates or finalization of any license terms until this occurs. As a result, further development of the BPT has been postponed until we are able to finalize appropriate licensing arrangements related to the BPT. The Company’s licensing of intellectual property from LSBD related to the COV2 Products described below, which includes a biosensor strip for antibodies against SARS-CoV-2, is subject to similar uncertainties and constraints related to the liquidation of LSBD. We do not believe the Biosensor Platform licenses have a material impact on the Company.

Our Products.

Intelligent Fingerprinting Drug Screening System

Our wholly owned subsidiary, Intelligent Fingerprinting Limited (IFP), is the developer and owner of our proprietary and commercially available portable drug screening system designed to detect common drugs of abuse through fingerprint sweat. The IFP System consists of a small, tamper-evident drug screening cartridge that collects ten fingerprint sweat samples, which are then analyzed in a portable handheld reader for precise on-screen results in minutes. This system eliminates the need for invasive and unpleasant urine, saliva, or blood collection to test for substance abuse. The ten samples are collected in under a minute before the portable analysis unit provides an on-screen result in under ten minutes. The IFP System is currently designed to detect opiates, cocaine, methamphetamine, benzodiazepines, cannabis, methadone, and buprenorphine. In addition, samples collected via confirmatory kits can be sent to a third-party laboratory service provider for confirmation testing.

Intelligent Fingerprinting Drug Screening System Functionality

The IFP System consists of single-use, tamper-evident Intelligent Fingerprinting Cartridges for sample collection and the portable IFP Reader analysis unit. The cartridge is inserted into a reader, and within 10 minutes, the results are displayed, with options to print and save anonymized data for further use. Results can also be downloaded to a computer and be used for, among other things, and to the extent legally permissible, integration with employee medical records or for general statistical analysis.

History and Background of the Intelligent Fingerprinting Drug Screening System

Founded in 2007, IFP is a spin-out company from the University of East Anglia (UEA) and is based in Cambridge, England. IFP developed and commercialized the patented IFP Reader and Cartridge system, which has been predominantly sold in the United Kingdom, mainland Europe and the Middle East. IFP continues to manufacture the cartridges for the IFP System in its factory in Cambridge, England.

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Recent Developments

Private Placement of Shares of Common Stock and Warrants

On August 31, 2026, we entered into the Purchase Agreement with a single institutional investor for the sale by the Company of (i) 2,036,659 shares of the Company’s common stock (or Series M Pre-Funded Warrants in lieu thereof), (ii) Series N-1 Warrants to purchase up to an aggregate of 2,036,659 shares of common stock, and (iii) Series N-2 Warrants to purchase up to an aggregate of 2,036,659 shares of common stock in a private placement offering (the “September Private Placement”). The Series N-2 Warrants, the Series N-1 Warrants, the Series M Pre-Funded Warrants and the Placement Agent Warrants are collectively referred to herein as the “Warrants.” The combined purchase price of one share of common stock (or one Series M Pre-Funded Warrant) and accompanying Series N-1 Warrant and Series N-2 Warrant was $2.455. The September Private Placement closed on September 2, 2026. At the closing of the September Private Placement, no shares of common stock were issued, and 2,036,659 Series M Pre-Funded Warrants were issued in lieu of common stock.

Subject to certain ownership limitations, the Series N-1 Warrants and Series M Pre-Funded Warrants are exercisable immediately upon issuance. Subject to the satisfaction of certain conditions, the Series N-1 Warrants are callable at the Company’s option following the Company’s public announcement that it has received 510(k) clearance from the U.S. Food and Drug Administration permitting the commercial marketing and sale of the Company’s Intelligent Fingerprinting Drug Screening System. The Series N-2 Warrants are exercisable on and after the date on which the Company obtains the Stockholder Approval (defined below). Each Series M Pre-Funded Warrant is exercisable into one share of common stock at a price per share of $0.01 (as adjusted from time to time in accordance with the terms thereof) and may be exercised at any time until the Series M Pre-Funded Warrants are exercised in full. Each Series N-1 Warrant and Series N-2 Warrant is exercisable into one share of common stock at a price per share of $2.33 (as adjusted from time to time in accordance with the terms thereof). The Series N-1 Warrants and Series N-2 Warrants each have a term of five years following the date a registration statement registering all warrant shares underlying the Series N-1 Warrants and Series N-2 Warrants is declared effective by the SEC.

The Company agreed to hold an annual or special meeting of stockholders on or prior to December 31, 2026, for the purpose of obtaining such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company with respect to the issuance of shares underlying the Series N-2 Warrants (the “Stockholder Approval”).

The gross proceeds to the Company from the September Private Placement were approximately $5.0 million, before deducting the Placement Agent’s fees and other offering expenses, and excluding the proceeds, if any, from the cash exercise of the Warrants. We intend to use the net proceeds from the September Private Placement for working capital and for general corporate purposes.

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement and agreed to file by September 15, 2026, a resale registration statement (the “Resale Registration Statement”) with the SEC covering all shares of common stock sold or issuable to the investor in connection with the September Private Placement, including the shares of common stock issuable upon exercise of the Series M Pre-Funded Warrants, Series N-1 Warrants, and Series N-2 Warrants, and the shares of common stock issuable upon exercise of the Placement Agent Warrants, and to use our best efforts to cause the Resale Registration Statement to be declared effective no later than October 15, 2026. We are filing the registration statement of which this prospectus forms a part in order to fulfill this obligation.

The Warrants and the shares issuable upon exercise thereof were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 of Regulation D promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

On August 31, 2026, we entered into a Placement Agency Agreement with Ladenburg, the Placement Agent, pursuant to which we agreed to pay the Placement Agent (i) a cash fee equal to 8.0% of the gross proceeds received by us in the September Private Placement; (ii) a management fee equal to 1.0% of the gross proceeds received by us in the September Private Placement; (iii) a cash fee equal to 9.0% of the gross proceeds received by us from the cash exercise of any Series N-1 Warrants and Series N-2 Warrants; (iv) common stock purchase warrants, issued to the Placement Agent or its designees, to purchase shares of common stock equal to 5.0% (or 101,832 shares after issuance to designees) of the aggregate number of shares and Series M Pre-Funded Warrants sold in the September Private Placement (the “Placement Agent Warrants”); and (v) reimbursement of the Placement Agent’s expenses in an amount up to $145,000. At the closing of the September Private Placement, the Company reimbursed the Placement Agent an aggregate of $60,000 for the Placement Agent’s expenses.

The Placement Agent Warrants are exercisable immediately upon issuance, have a term of five years following the date a registration statement registering all warrant shares underlying the Placement Agent Warrants is declared effective by the SEC, and have an exercise price of $3.06875 per share.

Corporate Information

Our principal executive offices are located at 135 West 41st Street, 5th Floor, New York, NY 10036. Our telephone number is (646) 790-5756 and our website address is www.ibs.inc. We do not incorporate by reference into this prospectus the information on our website, and you should not consider it as part of this prospectus.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the sections titled “Risk Factors” commencing on page 6 of this prospectus and our Annual Report on Form 10-K for the year ended June 30, 2026, and in our Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein.

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THE OFFERING

Common stock offered by Selling Stockholders:	Up to 6,211,809 shares of common stock (consisting of (i) 2,036,659 shares of common stock issuable upon exercise of the Series M Pre-Funded Warrants, (ii) 2,036,659 shares of common stock issuable upon exercise of Series N-1 Warrants, (iii) 2,036,659 shares of common stock issuable upon exercise of Series N-2 Warrants, and (iv) 101,832 shares of common stock issuable upon exercise of the Placement Agent Warrants).

Shares of common stock outstanding as of September 14, 2026:	3,316,803

Use of proceeds:	We will not receive any of the proceeds from any sale of the shares of common stock by the Selling Stockholders. We will receive proceeds only upon any cash exercises of the Warrants, if any. See “Use of Proceeds.”

Risk factors:	An investment in our securities involves substantial risk. You should read carefully the “Risk Factors” section on page 6 of this prospectus, and under similar headings in the other documents incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Capital Market symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “INBS.” There is no established public trading market for the Warrants, and a market will likely never develop. The Warrants are not and will not be listed for trading on the Nasdaq Capital Market, any other national securities exchange or other nationally recognized trading system.

The number of shares of common stock outstanding is based on 3,316,803 shares outstanding as of September 14, 2026, and excludes:

● 6,211,809 shares issuable upon exercise of the Series M Pre-Funded Warrants, the Series N-1 Warrants, the Series N-2 Warrants, and the Placement Agent Warrants (the Warrants);

● 5,223,868 shares of common stock issuable upon the exercise of outstanding warrants (other than the Series N-1 Warrants, the Series N-2 Warrants, and the Placement Agent Warrants described above) with a weighted-average exercise price of $6.51 per share and that terminate between 2026 and 2031;

● 609,425 shares of common stock issuable upon the exercise of outstanding pre-funded warrants (other than the Series M Pre-Funded Warrants described above) with a weighted-average exercise price of $0.01 per share that do not terminate; and

● up to an aggregate of 3,265 shares of common stock reserved for future issuance under our 2019 Long Term Incentive Plan (the “2019 Plan”).

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or exercise of warrants.

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RISK FACTORS

Before making an investment decision, in addition to the risks set forth below, you should consider the “Risk Factors” included under Item 1A. of our most recent Annual Report on Form 10-K and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, all of which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. The market or trading price of our common stock could decline due to any of these risks. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering

The number of shares being registered for resale is significant in relation to the number of our outstanding shares of common stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the Selling Stockholders. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

Risks Related to Nasdaq Compliance

Although we regained compliance with the Nasdaq minimum bid price requirement in January 2026, we may not be able to satisfy the continued listing requirements of the Nasdaq Capital Market in order to maintain the listing of our common stock.

On December 15, 2025, we received a notice (the “Bid Price Notice”) from the Listing Qualifications Department of Nasdaq notifying us that because the closing bid price per share for Company common stock was below $1.00 for 30 consecutive business days preceding the date of the Bid Price Notice, we did not meet the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the Bid Price Rule).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided with an initial period of 180 calendar days, or until June 15, 2026, to regain compliance with the Bid Price Rule.

To regain compliance, we effected a reverse stock split of our common stock, which became effective at 11:59 p.m. (Eastern Time) on December 15, 2025, and our common stock began trading on a reverse stock split-adjusted basis on the Nasdaq Capital Market at the open of trading on December 16, 2025.

On January 7, 2026, we received written notification from Nasdaq notifying us that the Company had regained compliance with the Bid Price Rule as a result of the closing bid price of Company common stock being at $1.00 per share or greater for the prior 14 consecutive business days (from December 16, 2025, to January 6, 2026). Accordingly, the Company is now in compliance with the Bid Price Rule and Nasdaq considers the matter closed.

Although the matter described above was fully resolved in January 2026 when Nasdaq notified us that we had regained compliance with the Bid Price Rule, there can be no assurance that the closing bid price of our common stock will remain at or above $1.00 or that we will satisfy all of Nasdaq’s other continued listing requirements. If we fail to satisfy any of Nasdaq’s continued listing requirements, Nasdaq may take steps to delist our common stock, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto filed with the SEC. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	our ability to continue as a going concern;
●	our ability to successfully integrate acquisitions;
●	our ability to successfully develop and commercialize our drug and diagnostic tests;
●	our ability to realize commercial benefit from our partnerships and collaborations;
●	our ability to secure regulatory approvals or clearance;
●	compliance with obligations under intellectual property licenses with third parties;
●	market acceptance of our new offerings;
●	our ability to establish or maintain collaborations, licensing or other arrangements;
●	our ability and third parties’ abilities to protect intellectual property rights;
●	our ability to adequately support future growth; and
●	our ability to attract and retain key personnel to manage our business effectively.

Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth above under the section entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

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USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the Selling Stockholders identified herein. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from any cash exercise of the Warrants. If all of the 6,109,977 shares of common stock underlying the Series M Pre-Funded Warrants, Series N-1 Warrants and Series N-2 Warrants and all 101,832 shares underlying the Placement Agent Warrants were exercised for cash, we would receive gross proceeds of approximately $9.82 million, consisting of approximately $9,490,831 from the Series N-1 and Series N-2 Warrants, approximately $20,367 from the Series M Pre-Funded Warrants and approximately $312,497 from the Placement Agent Warrants.

We intend to use any proceeds received by us from the cash exercise of the Warrants for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the cash exercise of the Warrants. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The holders of the Warrants may exercise the Warrants at their own discretion and at any time until their expiration subject to and in accordance with the terms of the Warrants. As a result, we cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of common stock for which the Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are those issuable upon exercise of the Warrants. For additional information regarding the issuance of the shares and Warrants, see “Prospectus Summary – Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

Except for the ownership of the shares of common stock and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years, other than the following: (a) Ladenburg, a registered broker-dealer, has served as (i) financial advisor to the Company in connection with our acquisition of IFP; (ii) representative of the underwriters in our public offering that closed on March 10, 2023; (iii) representative of the underwriters in our public offering that closed on October 4, 2023; (iv) placement agent of the Company in the warrant inducement transaction that closed in February 2024; (v) placement agent of the Company in the warrant inducement transaction that closed in July 2025; (vi) manager and sales agent in our ATM offering pursuant to an At-The-Market Offering Agreement, dated September 18, 2024, with Ladenburg and our shelf registration statement on Form S-3; (vii) representative of the underwriters in our public offering that closed on February 21, 2025; (viii) the placement agent in the private placement that closed in January 2026; and (ix) the placement agent in the September Private Placement; (b) Ladenburg received compensation from the Company in connection with its service in the transactions described under the preceding clause (a); and (c) Nicholas Stergis, David Coherd, Andrew Moorefield and Daniel Daley are employees of Ladenburg and Messrs. Stergis and Coherd may be deemed to be affiliates of Ladenburg, a registered broker-dealer.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and warrants, as of September 14, 2026, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement and the Placement Agency Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued or issuable to the Selling Stockholders in connection with the September Private Placement, including the shares of common stock issuable upon exercise of the Placement Agent Warrants, and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants and other warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Column 1	Column 2	Column 3	Column 4
	Number of shares of Common Stock Owned	Maximum Number of shares of Common Stock to be Sold Pursuant to	Number of shares of Common Stock Owned After Offering
Name of Selling Stockholder	Prior to Offering †	this Prospectus†	Number of Shares		Percent of Class††
Alyeska Master Fund, L.P.(1a)	9,368,058	6,109,977	1,022,067	(1b)	9.99%
Ladenburg Thalmann & Co. Inc. (2)	54,874	40,733	14,141		*
Nicholas Stergis(3)	68,206	45,825	22,381		*
David Coherd(4)	11,861	9,165	2,696		*
Andrew Moorefield(5)	7,300	4,582	2,718		*
Daniel Daley(6)	1,907	1,527	380		*

* Less than 1%

† Includes common stock issuable upon exercise of warrants and assumes that the Stockholder Approval is obtained.

†† Percentage of beneficial ownership is calculated based on 3,316,803 shares of common stock outstanding as of September 14, 2026.

(1a)	Alyeska Master Fund, L.P. Shares in Column 2 consist of (i) 6,109,977 shares of common stock issuable upon exercise of the Series M Pre-Funded Warrants, the Series N-1 Warrants and the Series N-2 Warrants issued in the September Private Placement (2,036,659 shares underlying each series), (ii) 217,938 shares of common stock, and (iii) 3,040,143 shares underlying warrants issued in prior transactions (consisting of 609,425 shares underlying Series L Pre-Funded Warrants, 1,149,425 shares underlying Series K-1 Warrants, 1,149,425 shares underlying Series K-2 Warrants, 43,956 shares underlying Series H-2 Warrants, and 87,912 shares underlying Series J Warrants). The Series M Pre-Funded Warrants, Series N-1 Warrants, Series N-2 Warrants and the other warrants held by Alyeska are subject to applicable beneficial ownership limitations, including a 9.99% limitation, which restricts Alyeska Master Fund, L.P. (the “Selling Stockholder”) from exercising that portion of the warrants that would result in Alyeska Master Fund, L.P. and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable beneficial ownership limitation. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Stockholder”), has voting and investment control of the shares held by the Selling Stockholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(1b)	Following the offering, Alyeska Master Fund, L.P. will own (i) 217,938 shares of common stock, and (ii) 3,040,143 shares underlying warrants issued in prior transactions (consisting of 609,425 shares underlying Series L Pre-Funded Warrants, 1,149,425 shares underlying Series K-1 Warrants, 1,149,425 shares underlying Series K-2 Warrants, 43,956 shares underlying Series H-2 Warrants, and 87,912 shares underlying Series J Warrants). As such warrants are subject to a 9.99% beneficial ownership limitation, the number of shares of common stock deemed beneficially owned following the offering (as reflected in Column 4) is limited to 804,129 shares of common stock underlying warrants issued in prior transactions and 217,938 shares of common stock held directly by Alyeska.

(2)	Ladenburg Thalmann & Co. Inc. Shares in Column 2 consist of (i) 40,733 shares underlying the Placement Agent Warrants held directly by Ladenburg, as well as (ii) 14,141 shares underlying previously issued placement agent warrants held by Ladenburg. The principal address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, NY 10019. The warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Barry Steiner is the Co-Chief Executive Officer of Ladenburg and may be deemed to be the beneficial owner of such shares. Ladenburg is a registered broker-dealer. Ladenburg received the Placement Agent Warrants as compensation for placement agent services provided to the Company in connection with the September Private Placement.

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(3)	Nicholas Stergis - Shares in Column 2 consist of (i) 45,825 shares underlying Placement Agent Warrants held by Mr. Stergis; (ii) 2,405 shares directly held by Nicholas Stergis & Jennifer Stergis Tenancy By Entirety (“NSJS”); (iii) 1,648 shares underlying Series H-2 Warrants and an additional 757 shares underlying other warrants held by NSJS; and (iv) 17,571 shares underlying previously issued placement agent warrants held by Nicholas Stergis. The warrants listed above are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The Selling Stockholder is an affiliate and designee of Ladenburg, a registered broker-dealer that received the Placement Agent Warrants pursuant to investment banking services in connection with the September Private Placement. The Selling Stockholder has represented to us that the shares held by it were issued in the ordinary course of business and that at the time of issuance, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares.

(4)	David Coherd – Shares in Column 2 consist of (i) 9,165 shares underlying Placement Agent Warrants and (ii) 2,696 shares underlying previously issued placement agent warrants held by David Coherd. The warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The Selling Stockholder is an affiliate and designee of Ladenburg, a registered broker-dealer that received the Placement Agent Warrants pursuant to investment banking services in connection with the September Private Placement. The Selling Stockholder has represented to us that the shares held by it were issued in the ordinary course of business and that at the time of issuance, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares.

(5)	Andrew Moorefield - Shares in Column 2 consist of (i) 4,582 shares underlying Placement Agent Warrants; (ii) 1,125 shares of common stock directly held by Andrew Moorefield, (iii) 675 shares underlying Series H-2 Warrants; (iv) 125 shares underlying Series E Warrants; and (v) 793 shares underlying the previously issued placement agent warrants held by Mr. Moorefield. The warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The Selling Stockholder is an employee and designee of Ladenburg, a registered broker-dealer that received the Placement Agent Warrants pursuant to investment banking services in connection with the September Private Placement.

(6)	Daniel Daley - Shares in Column 2 consist of (i) 1,527 shares underlying the Placement Agent Warrants; (ii) 230 shares underlying Series H-2 Warrants; and (iii) 150 shares underlying previously issued placement agent warrants held by Mr. Daley. The warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The Selling Stockholder is an employee and designee of Ladenburg, a registered broker-dealer that received the Placement Agent Warrants pursuant to investment banking services in connection with the September Private Placement. The Selling Stockholder has represented to us that the shares held by it were issued in the ordinary course of business and that at the time of issuance, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities being registered hereunder (the “securities”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of the Company as of June 30, 2026, and 2025, and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by ArentFox Schiff LLP, Washington, DC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to, or statements regarding, any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each of these references and statements is qualified in all respects by this reference.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available free of charge to the public on the SEC’s website at http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, our website (www.ibs.inc) under the heading “Investors.” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference in this prospectus the documents and filings (other than current reports, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that: (i) are listed below; (ii) are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement; and (iii) we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the year ended June 30, 2026 (filed on August 19, 2026);

●	our Current Reports on Form 8-K and any amendments on Form 8-K/A filed: on August 3, 2026; September 2, 2026 (other than Item 7.01 thereof); September 9, 2026 (other than Item 7.01 thereof); and September 11, 2026;

●	the description of our common stock contained in our registration statement Form 8-A filed with the SEC on December 22, 2020, and any other amendment or report filed for the purpose of updating such description, including any exhibits to our Annual Report on Form 10-K.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Intelligent Bio Solutions Inc.

135 West 41st Street, 5th Floor

New York, NY 10036

Attention: Corporate Secretary

(646) 790-5756

The documents incorporated by reference may be accessed at our website at www.ibs.inc. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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INTELLIGENT BIO SOLUTIONS INC.

6,211,809 Shares of Common Stock

PROSPECTUS

September 23, 2026